                            M.H. MEYERSON & CO., INC.
                                   PROSPECTUS

                                310,000 SHARES OF
                                  COMMON STOCK

         This Prospectus relates to an offering from time to time of up to 310,000 shares of common stock of M.H. MEYERSON & CO., INC. The selling shareholders identified in this prospectus are offering all of the shares to be sold in this offering.

         We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will pay the expenses of registration of the shares which may be offered by this prospectus.

         Investing in the common stock involves risks. See "Risk Factors" beginning on page 3.

         Our common stock is traded on the Nasdaq National Market under the symbol MHMY. On April 10, 2000, the closing price of our common stock as reported on the Nasdaq National Market was $5.06.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is April 11, 2000.

                              AVAILABLE INFORMATION

         We have filed with the SEC the registration statement on form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the securities offered hereby, reference is hereby made to the registration statement and to the exhibits filed as a part thereof. Statements contained in this prospectus regarding the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, and each such statement is hereby qualified in its entirety by such reference. The registration statement, including all exhibits thereto, may be inspected without charge at the principal office of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees. In addition, registration statements and certain other filings made with the commission through its Electronic Data Gathering, Analysis and Retrieval systems are publicly available through the commission's site on the World Wide Web located at http://www.sec.gov. The registration statement, including all exhibits and schedules thereto and amendments thereof, has been filed with the commission through the Electronic Data Gathering, Analysis and Retrieval system.

                     --------------------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The commission allows us to "incorporate by reference" the information we file with the commission. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents which have been filed with the commission:

         (1) our Annual Report on Form 10-K for the year ended January 31, 1999;

         (2) our Quarterly Report on Form 10-Q for the quarters ended April 30, 1999, July 31, 1999 and October 31, 1999; and

         (3) the description of the common stock contained in our registration statement on Form 8-A dated March 15, 1994.

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         We incorporate by reference all documents filed pursuant to Section
13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

         We will promptly provide without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to M.H. MEYERSON & CO., INC., Att: Secretary, Newport Tower, 525 Washington Boulevard, Jersey City, New Jersey, telephone number 201-459-9500.

         Unless otherwise indicated, references to "we", "us" and "our" refer to M.H. MEYERSON & CO., INC., a New Jersey corporation, and its subsidiaries. Our common stock, par value $.01 per share, is referred to in this prospectus as the "common stock."

                           FORWARD LOOKING STATEMENTS

         Some of the statements in this prospectus discuss future expectations or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause such a difference include, by are not limited to, general economic conditions and market conditions, including fluctuations in volume and price levels of securities, changes in levels of interest rates and demand for our investment banking services. All of these factors have an impact on our net gain from securities transactions, underwriting, and commission revenues. In periods of reduced market activity, profitability can be adversely affected because certain expenses, consisting primarily of non-officer compensation and benefits, communications and occupancy charge and equipment costs remain relatively fixed.

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                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below may not be the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

Volatility in securities markets, particularly declining securities prices, may adversely affect our revenues.

         Our revenues are likely to be lower during periods of declining securities prices or securities market inactivity in the sectors on which we focus, which generally are the small capitalization companies. For example, in the late fall of 1998, when securities prices plummeted, our revenues and profitability were materially and adversely affected. The six month period following these events reflected a substantial rebound in pricing and volume in the securities markets and helped us to achieve record revenues and significant profitability. This fluctuation in our results, which has often been linked to general conditions in the securities markets, must be considered a risk of investment in our shares.

We face substantial competition which could adversely affect our future results.

         We compete directly with many other firms, including competitors which are larger and have greater financial and other resources. These competitors may be able to expend greater amounts in marketing campaigns, promotional materials, providing auxiliary brokerage and financial services and securing personnel. In addition, the recent financial success of the number of firms in the securities field has led the competition to intensify with new entrants, including those focusing on providing online and other brokerage and financial, insurance, mortgage and banking services.

Securities regulation imposes significant and potentially burdensome obligations upon us and other brokerage firms as a cost of business.

         The securities industry in the United States is subject to extensive regulation under both federal and state laws. In addition, the SEC, the NASD, other self regulatory organizations, such as the various stock exchanges, and other regulatory bodies, such as state securities commissions, require strict compliance with their rules and regulations. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of clients participating in those markets, and not with protecting the interests of our stockholders. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. If we fail to comply with any of these laws, rules or regulations

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we could be censured, fined, issued a cease-and-desist order or we or our officers and employees could be suspended or expelled, any of which could have a material adverse effect on our business, financial condition and operating results.

The conversion to decimalization in securities quotations could adversely affect profitability in our trading activities.

         A substantial portion of our revenues and profitability have historically emanated from our market making and trading activities, particularly in the small and micro-cap fields. The SEC has recently promulgated rules that will require a shift from the traditional method of quoting securities in fractions of a dollar and has required, commencing with the summer of 2000, that securities be quoted in decimals. This is likely to result in spreads between the bid and asked price of one or several cents rather than the larger spreads which are more traditional. The narrowing of spreads, particularly in the small and micro-cap securities markets, may impose pressure on profitability of market markers in these securities. One possible yet indeterminable countervailing factor is that the narrowing of spreads is believed, by some commentators, to encourage investors to participate more actively in the markets for these lower capitalized securities and will thereby increase volume and potential profits to be derived from trading in these securities; however, this remains speculative and will either be borne out or contradicted over time as the securities markets develop experience in the course of decimalization.

Our business subjects us to numerous risks of litigation.

         We may be subject to legal proceedings and claims associated with out business including arbitration and other disputes with customers. In addition, we previously announced that a class action has been instituted against Optomedic Medical Technologies Ltd. ("Optomedic"), an executive officer of Optomedic and against us in connection with an underwriting in June 1998 of Optomedic securities by us. The action is in a very preliminary stage, and the time for us to respond to plaintiffs' complaint has not yet occurred. We and our attorneys believe that plaintiffs have filed a deficient pleading but have been advised that plaintiffs are in the process of filing an amended pleading.

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                                   THE COMPANY

         Our Company, founded in 1960, is a registered securities broker-dealer and member of the NASD. We are a full service financial and investment banking firm which we regard as organized, for functional purposes, in eight (8) operational divisions:

         1. Wholesale Trading and Market Making - Here we engage in buying and selling securities on behalf of our own trading accounts, usually with other dealers on the other side of a transaction. In market making transactions, we stand ready to buy or sell a particular security at a price quoted by us. As of March 1, 2000, we were market makers in approximately 3,300 securities. We are a significant market maker in NASDAQ and bulletin board securities; these trading activities have historically accounted for the largest part of our revenues.

                  We employ approximately 38 securities traders and 40 assistant traders and correspondent service professionals in this division. We incentivize our traders by structuring their compensation to accord them with a sliding scale percentage of trading profits or losses from their trading accounts, after deduction of general expenses. Our management and compliance personnel supervise these trading activities and require the maintenance of reserves and trading position limits by these personnel so as to attempt to mitigate trading losses. In so doing, we are in rigorous compliance with NASDAQ and other regulatory requirements as well as the traditional standards of commercial honor in conducting the brokerage business.

         2. Correspondent Services - We provide execution services, primarily to retail service firms and other customers, who wish to use our expertise to enable them to purchase or sell securities on behalf of their retail customers. Among our clients are large retail firms, discount securities brokers, banks and financial institutions. We provide timely execution of customer orders for these clients at very competitive costs.

         3. Retail Securities Services - We have approximately 14,500 retail customer accounts which we service through 52 licensed registered representatives, of whom 25 also hold higher licenses as registered securities principals. Our clients consist of individuals and institutions, many of whom are sophisticated securities investors and who have maintained their accounts with us for a lengthy period of time. Our retail customer accounts are carried on a "fully disclosed " basis by Bear, Stearns Securities Corp., member of the New York and other principal stock exchanges, pursuant to a clearing agreement.

         4. Institutional Sales - Our institutional sales division maintains accounts with hundreds of investment and mutual funds, foreign and domestic banks, investment trusts and other institutional investment vehicles. These institutional clients are

                                        5


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                  serviced by six of our sales, investment and research staff.

         5. Investment Banking - We have long focused our efforts in the investment banking sector, where we assist small growing companies in the structure and planning of their business activities and their capital-raising plans. Our 10 investment banking professionals bring vast experience to the evaluation of developmental and growth companies who, in our judgment, have the potential, through business, management, proprietary assets and other factors, to become successful public enterprises. Among our activities in this field, we assist early capital formation by way of private placements of equity securities, and assist more mature enterprises in the structuring of public offerings. We bring value to these clients by assisting their business plans, growth strategies, and expansion potential while also identifying and advising them as to strategic alliances, mergers, acquisitions and divestitures.

                  Since 1990, we have managed or co-managed 30 initial public offerings and secondary offerings and acted as placement agent for over 20 private placements of securities, thereby raising for our clients more than $460,000,000.00 for their capital formation activities. We favor small companies in fields offering rapid potential growth, such as computer software, electronic commerce, medical products and pharmaceuticals.

                  Our investment banking division also prepares and disseminates research reports on publicly traded companies which we believe present special opportunities for purchase and investment by our clients and others.

         6. Fixed Income - Since 1997, we acted as manager or co-manager for various offerings of municipal bonds raising approximately $140,000,000 for state and local entities. We also acted as participants in selling groups, which increases our ability to offer this type of investment to our clients. Our fixed income department, comprised of 13 professionals, also advises clients on investments in municipal, government and corporate bonds.

         7. Syndicate - These activities have resulted in our being included in approximately 197 equity underwritings since 1990. These are in addition to equity offerings we have managed as underwriter or co-underwriter in that time period. By virtue of participating in these syndicates and underwriting activities, we are able to offer our institutional and retail clients the ability to participate in these placements of what we view as highly attractive offerings.

         8. Emeyerson.com Electronic Trading Subsidiary - On January 29, 1999, we organized our Emeyerson.com Inc. subsidiary ("Emeyerson"). At this date, we own approximately 65% of this subsidiary, and have raised approximately $950,000 by private placements of its stock, to point it to the commencement of business. We

                                        6


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                  are presently engaged in raising additional private capital for this enterprise, which will prepare it for the commencement of its active business, although it will further dilute our ownership interest. Emeyerson received its broker-dealer registration clearance from the SEC on May 11, 1999 and its NASD membership application was approved in January 2000. We are also preparing to register Emeyerson as a broker-dealer in substantially all of the states. While the early stages of Emeyerson's development are being actively assisted by us and our personnel, Emeyerson has begun to hire its own full-time executive and financial management, for commencement of its activities as a retail online brokerage company. Emeyerson has licensed from TradinGear.com., Inc. ("TG"), a privately held company providing on-line electronic securities brokerage systems and related technology services, its fully automated transaction system. This allows broker-dealers and institutional clients to access market information and execution services, via the Internet, Intranets, Extranets, VPN, ISP's and direct modem access. Emeyerson has an exclusive license agreement with TG for its e-Brokerage Suite(TM) software and expects to sublicense it to interested financial institutions on a business to business platform. Emeyerson has also entered into a clearing agreement with Investec Ernst & Company, an international diversified financial services organization with offices in 15 countries, specializing in corporate and investment banking, asset management, securities trading and private banking. Both TG and Investec have an approximately 10% ownership position in Emeyerson and Emeyerson owns 5% of TG's stock.

Corporate Strategy

         As we enter our fortieth anniversary year of investment banking, our goal and strategy is to maintain our historic strengths in market making, investment banking and capital formation activities while expanding our product base and capabilities, on a well planned and controlled scale. We plan to do this by:

o Utilizing the latest electronic trading and information technology. We have increased our trading and access to markets and information to meet the new trading rules. We have, among other thing, linked a number of automated trading systems to our arsenal, such as Selectnet, Redi, Instinet and other electronic communications networks, and the automated ticketless Brass trading program. The Brass system, which, in effect, makes trading "paperless", enhances the ability of our traders to focus on market conditions by eliminating the prior administrative burden incumbent in trading. The Selectnet, Redi and Instinet networks link us with trading partners throughout the United States, including other brokerage firms, block trading desks and specialists on the regional exchanges. These systems provide us with access into every major securities exchange on a worldwide basis. We also employ the Autex electronic volume monitoring system, which permits us to determine our overall volume of trading as well as our relative trading volume in a specific

                                        7


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         security. During Calendar 1999, Autex reported that we ranked 15th in total market making volume in NASDAQ and bulletin board securities.

o Our electronic commerce and internet investment banking activities are being expanded to cover:

         1. Engaging in merchant banking activities whereby we secure private placement or other funding for small but dynamically expanding electronic commerce entities, while investing in or receiving securities in these operations as well.

         2. Consulting with, and analyzing the needs of, clients involved in these newly developing fields so that we may advise them in acquiring other operations or expanding their domain sites or other activities to encompass related businesses, which utilize the same basic technology and skills. In this regard, we are helping finance and advise an electronic auction site, an internet service provider and similar enterprises.

o Strategic Alliances with Other Institutions - Since we view the securities industry and financial industries in general as involved in a vast expansionist phase - both horizontally by taking on a variety of banking, financial and securities products - and vertically by linking up European, Far Eastern and American firms - we intend to explore these possibilities for ourselves as well. We will do this so that:

         1. We are able to offer our retail and institutional clients a wider variety of products;

         2. We gain access to other products and overseas markets for our customers; and

         3. We are able to make available to overseas parties the ability to gain access to U.S. securities markets and financial products.

         In this way, we seek to add value for our shareholders, provide greater services for our clients, and participate in the product and global expansionist surge of securities and financial firms. The movement to greater communications resources and electronic commerce, through the Internet and otherwise, has accelerated these trends. We intend to participate, but only after carefully examining the risks and potential rewards involved so that we are not exposing ourselves to significantly greater financial risk in the implementation of our strategic plans. We also will move forward only if we are able to assure ourselves and our clients of being able to continue to provide at least the same personalized and professional servicing of their financial needs and accounts that we have historically provided to them.

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Operations

         We do not hold client funds or securities and do not directly process back office operations. We clear most transactions for our institutional clients and all transactions for our own proprietary trading accounts, with Spear, Leeds & Kellogg, Inc., member of the New York Stock Exchange and other principal stock exchanges. We are planning to clear all transactions for our retail customers with Investec Ernst & Co. Inc. commencing on or before May 1, 2000. Our prior clearing firm has been Bear Stearns Securities Corp. All clearing activities are carried on a fully disclosed basis with our customers. These clearing services are furnished to us and our clients for a fee and include billing, custody of securities, credit review (including for margin accounts) and similar activities. However, if our customers do not pay or deliver securities for a trade or if they do not properly maintain their credit balances on "margin" accounts, and there is a loss for which we cannot collect from our customer, we are generally liable for such losses. We maintain our back office and compliance divisions to supervise our activities generally and to ensure financial and regulatory compliance with applicable rules.

Vendors

         We employ a multitude of third party vendors which supply us with information services and software, including stock quotations, stock trading charts, news and financial data. We have alternate sources for these services and, accordingly, do not consider ourselves dependent on any one or more of these suppliers.

Competition

         The securities industry is very competitive and, with technical innovation, is becoming even more so. Accordingly, we seek to compete, based upon our traditional strengths built up over a forty year period of time of:

         o        quality
         o        efficiency
         o        price
         o        reliability of our trading abilities
         o our reputation in the markets and with other market professionals
         o        relationships with our institutional and retail clients
         o        our skilled and experienced management team
         o        research data

         We also utilize what we consider the best and most reliable of technological advances in order to compete and maintain the quality of services provided. We are competing with a galaxy of large and small brokerage firms which utilize both traditional methods and electronic commerce to transact their business.

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         We encounter intense competition in all aspects of the securities business and compete directly with other securities firms, a significant number of which have substantially greater capital and other resources. Many of these competitors now offer a wider range of financial services although our strategy is to bridge this gap by broadening our product line. In addition to competition from firms currently in the securities business there has recently been increasing competition from other sources such as commercial banks and insurance companies offering financial services. We believe that the principal competitive factors in the securities industry are the quality and ability of professional personnel and relative prices of services and products offered. We and our competitors also directly solicit potential customers and furnish investment research publications to investors in an effort to hold and attract existing and potential clients.

Government Regulation

         The securities industry in the United States is subject to extensive regulation under both federal and state laws. We are registered as a broker/dealer with the SEC. Much of the regulation of broker/dealers has been delegated to self-regulated organizations, principally the NASD and national securities exchanges such as NASDAQ. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and conduct periodic examinations of our operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business.

         Regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of clients participating in those markets, but not with protecting the interests of our shareholders. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees.

Net Capital Requirements

         The SEC, NASD and various other regulatory agencies have rigid rules requiring the maintenance of specific levels of net capital by securities brokers, including the SEC's uniform net capital rule which we must comply with. Net capital is defined as assets minus liabilities plus other allowable credits and qualifying subordinated borrowings less mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing other assets, such as a firm's positions in securities, on a stringent basis. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition.

         As of October 31, 1999, we were required to maintain minimum net capital, in accordance with SEC rules, of $1,000,000 and had total net capital of approximately $12,204,000 or approximately $11,204,000 in excess of our minimum net capital requirements.

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         If we fail to maintain the required net capital we may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies. In addition, a change in the net capital rules, the imposition of new rules, a specific operating loss, or any unusually large charge against net capital could limit our operations that require the intensive use of capital and could limit our ability to expand our business. The net capital rules also could restrict our ability to withdraw capital, which could limit our ability to pay dividends, repay debt and repurchase shares of our outstanding stock.

Personnel

         As of March 1, 2000, we employ a total of approximately 200 full-time persons, whose primary roles are: 3 engaged in executive management, 5 accounting, 6 compliance, 22 back office personnel, 7 retail clerical, 53 retail representatives, 6 institutional/research, 10 investment banking, 74 trading and 13 bonds and fixed income. Our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.

         Our registered representatives are required to take examinations administered by the NASD and state authorities in order to be qualified to transact business. Our success will depend on our ability to hire and retain additional qualified trading, technical and financial personnel, who are generally in high demand.

         Our principal executive offices are located at Newport Tower, 525 Washington Boulevard, Jersey City, New Jersey, and our telephone number is 201-459-9500.

                              SELLING SHAREHOLDERS

         The shares being offered for resale by the selling shareholders were acquired by gift from Martin H. Meyerson, the Chairman and Chief Executive Officer of our company. We have agreed to keep the registration statement, of which this prospectus is a part, effective until the earlier of the date that all of such shares (i) have been sold pursuant to the registration statement and
(ii) may be sold without registration. We agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, but not any commissions, underwriting commissions or similar charges relating to the sale of shares.

         The following table sets forth the name of each selling shareholder, the number of shares of common stock beneficially owned by such selling shareholder as of March 1, 2000 and the number of shares being offered by each selling shareholder. The shares being offered by this prospectus are being registered to permit public secondary trading, and the selling shareholders may offer all or part of the shares for resale from time to time. However, such selling shareholders are under no obligation to sell all or any portion of such shares nor are such selling shareholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished to us by the selling shareholders. Because the selling shareholders may sell all or part of their shares, no estimates can be given as to the number of shares that will be held by any

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selling shareholder upon termination of any offering made hereby.

         As described in the notes to the table, voting and investment power with respect to certain of the shares is shared by certain of the named shareholders so that, technically and for purposes of the table, such shareholder is shown as beneficially owning the same shares as another shareholder; the total number of shares that is, in fact, owned by all these shareholders is the same 310,000 shares.


                                  Shares Beneficially                                        Shares
Name of Selling                   Owned Prior to the             Shares to be Sold in        Owned After the
Shareholder                       Offering(1)                    the Offering                Offering (1)(2)
-----------------                 ---------------------          ------------------------    ---------------

Jill E. Meyerson                            130,000                     130,000                   0
Douglas J. Meyerson                         130,000                     130,000                   0
Samantha A. Meyerson,
Held Under Uniform
Gift to Minors Act,
Jeffrey E. Meyerson,
Trustee                                      25,000                      25,000                   0
Zachary R. Meyerson,
Held Under Uniform
Gift to Minors Act,
Jeffrey E. Meyerson,
Trustee                                      25,000                      25,000                   0



                                                                        -------
                                  Total to be sold:                     310,000
                                                                        -------

--------------------
(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The persons named in the table above have shared voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)      Assumes all shares offered hereby are sold in the Offering.

(3) Jeffrey E. Meyerson is the parent of each minor child and is an executive officer and director of M.H. Meyerson & Co., Inc.



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                                 USE OF PROCEEDS

         We will not receive any proceeds from the sales of the shares of common stock. All of the shares of common stock being offered are beneficially owned by the selling shareholders named in this prospectus and the proceeds of sale will go to them.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling shareholders or by pledgees, donees or transferees of, or successors in interest to, the selling shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be made in one or more of the following methods: (i) ordinary brokers transactions, which may include long or short sales, (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market, (iii) purchase by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, (iv) "at the market" to or through market makers or into an existing market for the common stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise),or (vii) any combination of the foregoing, or by any other legally available means. In addition, the selling shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require that delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling shareholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Furthermore, we may act as a broker-dealer for the selling shareholders in selling any of the shares offered by this prospectus.

         Each selling shareholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

         Any securities covered by this prospectus that qualify for sale pursuant to rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

         There can be no assurance that the selling shareholders will sell any or all of the shares of common stock offered by this prospectus.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Hartman & Craven LLP, 460 Park Avenue, New York, New York 10022.

                                     EXPERTS

         The financial statements incorporated in this prospectus that are contained in our Annual Report on Form 10-K for the year ended January 31, 1999 have been audited by Vincent R. Vassallo, CPA, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

                         ------------------------------

         We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.

                         ------------------------------








------------------------------

310,000 Shares

M.H. MEYERSON & CO., INC.

Common Stock

------------------------------
PROSPECTUS


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April 11, 2000

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TABLE OF CONTENTS

Available Information................................         1
Incorporation of Certain Documents
    by Reference.....................................         1
Forward-Looking Statements...........................         2
Risk Factors.........................................         3
The Company..........................................         5
Selling Shareholders.................................        11
Use of Proceeds......................................        13
Plan of Distribution.................................        13
Legal Matters........................................        14
Experts..............................................        14
         ------------------------------